NEWS RELEASE

FOR IMMEDIATE RELEASE

JULY 13, 2009
Farmingdale, New Jersey
Contact: www.cgm-ast.com
Mr. Michael Pellegrino;  mpellegrino@cgm-ast.com

ALLIED SECURITY INNOVATIONS  ANNOUNCES NEW STOCK SYMBOL

Farmingdale, New Jersey –(PR NEWSWIRE)—Allied Security Innovations, Inc. manufacturers of security products, announced that on July 10, 2009, it was notified by the FINRA, the body governing the OTC Bulletin Board, that its request for a 1 for 1,000 reverse split of its issued and outstanding common stock had been processed and that the FINRA had assigned ADSV to be the new trading symbol for the Company’s common stock.  The assignment is effective as of the open of business on July 13, 2009.

“We believe that this new development is in the best interest of the company.  With the reverse, our price per share could rise significantly which may make the shares more attractive to prospective investors, and enable us to gain more traction in the public market.” states Anthony R. Shupin, CEO and President.  “We believe that our CGM-AST products are the best tamper-evident security products in the industry and that we have focused the company on a market that continues to show demand. We have put personnel in place that will enable us to achieve those goals, even in this tough economy”.

About Allied Security Innovations Inc.
Allied Security Innovations, Inc, (ASI) provides homeland security products and proprietary criminal justice software to over 3,000 clients worldwide. It is composed of the original DDSI Company, a public company since 1995, and its wholly owned subsidiary, CGM-Applied Security Technologies, Inc., (established in 1978).   With manufacturing in Staten Island, NY, ASI is a leading manufacturer and distributor of Homeland Security products, including indicative and barrier security seals, security tapes and related packaging security systems, protective security products for palletized cargo, physical security systems for tractors, trailers and containers, as well as a number of highly specialized authentication products.

Allied Security Innovations. Inc. is a fully reporting company whose stock trades on the OTC Bulletin Board  under the symbol “ADSV”. For information contact Investor Relations 1-800-899-2246 or www.cgm-ast.com.

Safe Harbor Statement:

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company plans, expects, should, believes, anticipates or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in the Company’s annual report on Form 10-K and include, but are not limited to, market acceptance of the Company’s planned products and their level of sales, access to the capital necessary to finance and grow the business, a highly competitive environment in the security field that includes numerous large and well established companies much larger than ours, and our ability successfully to deploy our technologies and products to meet the technical demands and market requirements of our customers.  These forward-looking statements are only made as of the date of this press release and Allied Security Innovations does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.